                                                                    EXHIBIT 99.1

CITGO PETROLEUM
CORPORATION

Consolidated Financial Statements as of
December 31, 2002 and 2001, and for
Each of the Three Years in the Period
Ended December 31, 2002, and
Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholder of CITGO Petroleum Corporation:

We have audited the accompanying consolidated balance sheets of CITGO Petroleum Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CITGO Petroleum Corporation and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17, the accompanying consolidated financial statements for 2001 and 2000 have been restated to give retroactive effect to the January 1, 2002 merger of CITGO Petroleum Corporation and VPHI Midwest, Inc., which has been accounted for in a manner similar to "pooling-of-interests" accounting.




DELOITTE & TOUCHE LLP

Tulsa, Oklahoma
February 14, 2003

CITGO PETROLEUM CORPORATION

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                           DECEMBER 31,
                                                 -------------------------------
                                                    2002             2001
                                                                  (AS RESTATED
                                                                  -SEE NOTE 17)
                                                 -----------      -----------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                      $    33,025      $   104,362
  Accounts receivable, net                           905,178          913,068
  Due from affiliates                                 93,615           64,923
  Inventories                                      1,090,915        1,109,346
  Prepaid expenses and other                          64,767           95,334
                                                 -----------      -----------
            Total current assets                   2,187,500        2,287,033

PROPERTY, PLANT AND
  EQUIPMENT - Net                                  3,750,166        3,292,469

RESTRICTED CASH                                       23,486               --

INVESTMENTS IN AFFILIATES                            716,469          700,701

OTHER ASSETS                                         309,291          228,906
                                                 -----------      -----------

                                                 $ 6,986,912      $ 6,509,109
                                                 ===========      ===========

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable                                   830,769          616,854
  Payables to affiliates                             417,634          265,517
  Taxes other than income                            229,072          219,699
  Other                                              308,198          300,484
  Current portion of long-term debt                  190,664          107,864
  Current portion of capital
    lease obligation                                  22,713           20,358
                                                 -----------      -----------
            Total current liabilities              1,999,050        1,530,776

LONG-TERM DEBT                                     1,109,861        1,303,692

CAPITAL LEASE OBLIGATION                              24,251           46,964

POSTRETIREMENT BENEFITS OTHER
THAN PENSIONS                                        247,762          218,706

OTHER NONCURRENT LIABILITIES                         211,950          217,121

DEFERRED INCOME TAXES                                834,880          767,338

MINORITY INTEREST                                         --           23,176

COMMITMENTS AND CONTINGENCIES
(Note 14)

SHAREHOLDER'S EQUITY:
  Common stock - $1.00 par value, 1,000 shares
   authorized, issued and outstanding                      1                1
  Additional capital                               1,659,698        1,659,698
  Retained earnings                                  925,114          745,102
  Accumulated other comprehensive loss               (25,655)          (3,465)
                                                 -----------      -----------
            Total shareholder's equity             2,559,158        2,401,336
                                                 -----------      -----------

                                                 $ 6,986,912      $ 6,509,109
                                                 ===========      ===========

See notes to consolidated financial statements

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                       2002             2001            2000
                                                                                   ------------     ------------    ------------
                                                                                                     (As restated - See Note 17)
REVENUES:
   Net sales                                                                       $ 19,080,845     $ 19,343,263    $ 21,941,263
   Sales to affiliates                                                                  277,477          257,905         215,965
                                                                                   ------------     ------------    ------------
                                                                                     19,358,322       19,601,168      22,157,228
   Equity in earnings of affiliates                                                     101,326          108,915          58,728
   Insurance recoveries                                                                 406,570           52,868              --
   Other income (expense), net                                                          (19,735)         (58,103)        (26,011)
                                                                                   ------------     ------------    ------------
                                                                                     19,846,483       19,704,848      22,189,945
                                                                                   ------------     ------------    ------------

COST OF SALES AND EXPENSES:
   Cost of sales and operating expenses (including purchases of
      $6,779,798, $6,558,203 and $8,676,970 from affiliates)                         19,211,316       18,734,652      21,370,315
   Selling, general and administrative expenses                                         284,871          292,127         226,601
   Interest expense, excluding capital lease                                             67,394           69,164          85,565
   Capital lease interest charge                                                          7,017            9,128          11,019
   Minority interest                                                                         --            1,971           1,808
                                                                                   ------------     ------------    ------------
                                                                                     19,570,598       19,107,042      21,695,308
                                                                                   ------------     ------------    ------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                             275,885          597,806         494,637
INCOME TAXES                                                                             95,873          206,222         182,627
                                                                                   ------------     ------------    ------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
   IN ACCOUNTING PRINCIPLE                                                              180,012          391,584         312,010
CUMULATIVE EFFECT, ACCOUNTING FOR DERIVATIVES,
   NET OF RELATED INCOME TAXES OF $7,977                                                     --           13,600              --
                                                                                   ------------     ------------    ------------
NET INCOME                                                                              180,012          405,184         312,010

OTHER COMPREHENSIVE INCOME (LOSS):
   Cash flow hedges:
      Cumulative effect, accounting for derivatives, net of related
         income taxes of $(850)                                                              --           (1,450)             --
      Less:  reclassification adjustment for derivative losses included in
         net income, net of related income taxes of $182 in 2002 and $265 in 2001           310              469              --
                                                                                   ------------     ------------    ------------

                                                                                            310             (981)             --
   Foreign currency translation loss, net of related
      income taxes of $(78)                                                                (172)              --              --
   Minimum pension liability adjustment, net of deferred taxes of $12,835 in
     2002, $69 in 2001 and $(499) in 2000                                               (22,328)            (119)            849
                                                                                   ------------     ------------    ------------
           Total other comprehensive (loss) income                                      (22,190)          (1,100)            849
                                                                                   ------------     ------------    ------------
COMPREHENSIVE INCOME                                                               $    157,822     $    404,084    $    312,859
                                                                                   ============     ============    ============


See notes to consolidated financial statements.

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002
(DOLLARS AND SHARES IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                                        ACCUMULATED OTHER
                                                                                   COMPREHENSIVE INCOME (LOSS)
                                                                         --------------------------------------------
                                                                          MINIMUM    FOREIGN       CASH                   TOTAL
                                 COMMON STOCK    ADDITIONAL   RETAINED    PENSION    CURRENCY      FLOW                SHAREHOLDER'S
                               SHARES    AMOUNT    CAPITAL    EARNINGS   LIABILITY  TRANSLATION   HEDGES      TOTAL       EQUITY
                              --------  -------- ----------  ----------  ---------  -----------   ------    ---------  -------------
  BALANCE, JANUARY 1, 2000
      (As restated -
        See Note 17)               1    $    1   $1,667,305  $ 721,020   $ (3,214)    $    --     $    --   $ (3,214)   $2,385,112
   Net income                     --        --           --    312,010         --          --          --         --       312,010
   Other comprehensive income     --        --           --         --        849          --          --        849           849
   Tax allocation agreement
      amendment                   --        --       (7,607)    10,788         --          --          --         --         3,181
   Dividend paid                  --        --           --   (225,000)        --          --          --         --      (225,000)
                              ------    ------   ----------  ---------   --------     -------     -------   --------    ----------
  BALANCE, DECEMBER 31, 2000
      (As restated -
        See Note 17)               1         1    1,659,698    818,818     (2,365)         --          --     (2,365)    2,476,152

   Net income                     --        --           --    405,184         --          --          --         --       405,184
   Other comprehensive loss       --        --           --         --       (119)         --        (981)    (1,100)       (1,100)
   Dividend paid                  --        --           --   (478,900)        --          --          --         --      (478,900)
                              ------    ------   ----------  ---------   --------     -------     -------   --------    ----------
  BALANCE, DECEMBER 31, 2001
      (As restated -
        See Note 17)               1         1    1,659,698    745,102     (2,484)         --        (981)    (3,465)    2,401,336
   Net income                     --        --           --    180,012         --          --          --         --       180,012
   Other comprehensive
      (loss) income               --        --           --         --    (22,328)       (172)        310    (22,190)      (22,190)
                              ------    ------   ----------  ---------   --------     -------     -------   --------    ----------
  BALANCE, DECEMBER 31, 2002       1    $    1   $1,659,698  $ 925,114   $(24,812)    $  (172)    $  (671)  $(25,655)   $2,559,158
                              ======    ======   ==========  =========   ========     =======     =======   ========    ==========

See notes to consolidated financial statements.

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002
(Dollars in Thousands)
-------------------------------------------------------------------------------

                                                        2002           2001          2000
                                                                 (AS RESTATED - SEE NOTE 17)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                        $ 180,012      $ 405,184      $ 312,010
   Adjustments to reconcile net income to
      net cash provided by
      operating activities:
      Depreciation and amortization                    298,686        288,882        290,450
      Provision for losses on
      accounts receivable                               17,458          6,239          1,651
      Loss on sale of investments                           --             --              1
      Deferred income taxes                             37,642        115,025         52,945
      Distributions in excess of equity
      in earnings of affiliates                         22,313         44,521         68,196
      Other adjustments                                  3,992         24,680         26,260
      Changes in operating assets
      and liabilities:
         Accounts receivable and
         due from affiliates                           (40,009)       427,771       (348,229)
         Inventories                                    18,431         42,960        (58,142)
         Prepaid expenses and
         other current assets                           62,465        (84,280)           550
         Accounts payable and
         other current liabilities                     315,266       (625,313)       512,753
         Other assets                                 (128,466)       (90,984)       (52,550)
         Other liabilities                              30,483         29,802         (2,609)
                                                     ---------      ---------      ---------
           Total adjustments                           638,261        179,303        491,276
                                                     ---------      ---------      ---------
           Net cash provided by
           operating activities                        818,273        584,487        803,286
                                                     ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                               (711,834)      (253,465)      (122,049)
   Proceeds from sales of property,
   plant and equipment                                     919          3,866          4,491
   (Increase) decrease in
   restricted cash                                     (23,486)            --          3,015
   Investments in LYONDELL-CITGO
   Refining LP                                         (32,000)       (31,800)       (17,600)
   Loans to LYONDELL-CITGO Refining LP                      --             --         (7,024)
   Investments in and advances to
   other affiliates                                    (22,484)       (11,435)       (14,500)
                                                     ---------      ---------      ---------
           Net cash used in investing activities      (788,885)      (292,834)      (153,667)
                                                     ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (repayments of) proceeds
   from short-term bank loans                               --        (37,500)        21,500
   Net (repayments of) proceeds
   from revolving bank loans                          (112,200)       391,500       (462,000)
   Proceeds from loans from affiliates                  39,000             --             --
   Payments on private placement
   senior notes                                        (11,364)       (39,935)       (39,935)
   Payments of master shelf
   agreement notes                                     (25,000)            --             --
   Payments on taxable bonds                           (31,000)       (28,000)            --
   Proceeds from issuance of
   tax-exempt bonds                                     68,502         28,000             --
   Payments of capital
   lease obligations                                   (20,358)       (26,649)        (7,954)
   Repayments of other debt                             (8,305)       (14,845)       (14,179)
   Dividends paid                                           --       (478,900)      (225,000)
                                                     ---------      ---------      ---------

           Net cash used in financing activities      (100,725)      (206,329)      (727,568)
                                                     ---------      ---------      ---------


                                                                     (Continued)

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                            2002           2001           2000
                                                                      (AS RESTATED - SEE NOTE 17)
(DECREASE) INCREASE  IN CASH AND CASH
   EQUIVALENTS                                            $ (71,337)     $  85,324     $ (77,949)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD              104,362         19,038        96,987
                                                          ---------      ---------     ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                  $  33,025      $ 104,362     $  19,038
                                                          =========      =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
   Cash paid during the period for:
      Interest, net of amounts capitalized                $  72,970      $  83,972     $  92,080
                                                          =========      =========     =========

      Income taxes, net of refunds of $50,733 in 2002     $ (45,745)     $ 296,979     $  60,501
                                                          =========      =========     =========
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
   ACTIVITIES:
   Tax allocation agreement amendment                     $      --      $      --     $   3,181
                                                          =========      =========     =========

See notes to consolidated financial statements.                      (Concluded)

CITGO PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AS RESTATED - SEE NOTE 17)
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------


1.   SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS - CITGO Petroleum Corporation ("CITGO") is a subsidiary of PDV America, Inc. ("PDV America"), an indirect wholly owned subsidiary of Petroleos de Venezuela, S.A. ("PDVSA"), the national oil company of the Bolivarian Republic of Venezuela.

     CITGO manufactures or refines and markets quality transportation fuels as well as lubricants, refined waxes, petrochemicals, asphalt and other industrial products. CITGO owns and operates three modern, highly complex crude oil refineries (Lake Charles, Louisiana, Corpus Christi, Texas, and Lemont, Illinois) and two asphalt refineries (Paulsboro, New Jersey, and Savannah, Georgia) with a combined aggregate rated crude oil refining capacity of 756 thousand barrels per day ("MBPD"). CITGO also owns a minority interest in LYONDELL-CITGO Refining LP, a limited partnership (formerly a limited liability company) that owns and operates a refinery in Houston, Texas, with a rated crude oil refining capacity of 265 MBPD. CITGO's consolidated financial statements also include accounts relating to a lubricant and wax plant, pipelines, and equity interests in pipeline companies and petroleum storage terminals.

     CITGO's transportation fuel customers include primarily CITGO branded wholesale marketers, convenience stores and airlines located mainly east of the Rocky Mountains. Asphalt is generally marketed to independent paving contractors on the East and Gulf Coasts and the Midwest of the United States. Lubricants are sold principally in the United States to independent marketers, mass marketers and industrial customers. Petrochemical feedstocks and industrial products are sold to various manufacturers and industrial companies throughout the United States. Petroleum coke is sold primarily in international markets. CITGO is also engaged in an effort to sell lubricants, gasoline and distillates in various Latin American markets.

     PRINCIPLES OF CONSOLIDATION - The condensed consolidated financial statements include the accounts of CITGO and its subsidiaries including VPHI Midwest, Inc. ("VPHI" - See Note 17 "Change in Reporting Entity") and its wholly owned subsidiary, PDV Midwest Refining, L.L.C. ("PDVMR"), and Cit-Con Oil Corporation ("Cit-Con"), which was 65 percent owned by CITGO through December 31, 2001 (collectively referred to as the "Company"). On January 1, 2002, CITGO acquired the outstanding 35 percent interest in Cit-Con from Conoco, Inc. The principal asset of Cit-Con is a lubricants and wax plant in Lake Charles, Louisiana. This transaction did not have a material effect on the consolidated financial position or results of operations of the Company. The legal entity, Cit-Con Oil Corporation, was dissolved effective April 1, 2002. All subsidiaries are wholly owned. All material intercompany transactions and accounts have been eliminated.

     The Company's investments in less than majority-owned affiliates are accounted for by the equity method. The excess of the carrying value of the investments over the equity in the underlying net assets of the affiliates is amortized on a straight-line basis over 40 years, which is based upon the estimated useful lives of the affiliates' assets.

     ESTIMATES, RISKS AND UNCERTAINTIES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CITGO's operations can be influenced by domestic and international political, legislative, regulatory and legal environments. In addition, significant changes in the prices or availability of crude oil and refined products could have a significant impact on CITGO's results of operations for any particular year.

     IMPAIRMENT OF LONG-LIVED ASSETS - The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the separately identifiable anticipated undiscounted net cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated net cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for disposal costs.

     REVENUE RECOGNITION - Revenue from sales of products is recognized upon transfer of title, based upon the terms of delivery.

     SUPPLY AND MARKETING ACTIVITIES - The Company engages in the buying and selling of crude oil to supply its refineries. The net results of this activity are recorded in cost of sales. The Company also engages in the buying and selling of refined products to facilitate the marketing of its refined products. The results of this activity are recorded in cost of sales and sales.

     Refined product exchange transactions that do not involve the payment or receipt of cash are not accounted for as purchases or sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the Company's last-in, first-out ("LIFO") inventory method. Exchanges that are settled through payment or receipt of cash are accounted for as purchases or sales.

     EXCISE TAXES - The Company collects excise taxes on sales of gasoline and other motor fuels. Excise taxes of approximately $3.2 billion, $3.3 billion, and $3.2 billion were collected from customers and paid to various governmental entities in 2002, 2001, and 2000, respectively. Excise taxes are not included in sales.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents consist of highly liquid short-term investments and bank deposits with initial maturities of three months or less.

     INVENTORIES - Crude oil and refined product inventories are stated at the lower of cost or market and cost is determined using the LIFO method. Materials and supplies are valued using the average cost method.

     PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is reported at cost, less accumulated depreciation. Depreciation is based upon the estimated useful lives of the related assets using the straight-line method. Depreciable lives are generally as follows: buildings and leaseholds - 10 to 24 years; machinery and equipment - 5 to 24 years; and vehicles - 3 to 10 years.

     Upon disposal or retirement of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

     The Company capitalizes interest on projects when construction entails major expenditures over extended time periods. Such interest is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets. Interest capitalized totaled $4 million, $2 million, and $4 million, during 2002, 2001, and 2000, respectively.

     RESTRICTED CASH - The Company has restricted cash of $23 million at December 31, 2002 consisting of highly liquid investments held in trust accounts in accordance with tax exempt revenue bonds due 2032. Funds are released solely for financing the qualified capital expenditures as defined in the bond agreement.

     COMMODITY AND INTEREST RATE DERIVATIVES - The Company enters into petroleum futures contracts, options and other over-the-counter commodity derivatives, primarily to reduce its inventory purchase and product sale exposure to market risk. In the normal course of business, the Company also enters into certain petroleum commodity forward purchase and sale contracts, which qualify as derivatives. The Company also enters into various interest rate swap agreements to manage its risk related to interest rate change on its debt.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). In June 2000, Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133," was issued. The statement, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives, at fair value, as either assets or liabilities in the statement of financial position with an offset either to shareholder's equity and comprehensive income or income depending upon the classification of the derivative. The Company adopted SFAS No. 133 on January 1, 2001. Certain of the derivative instruments identified at January 1, 2001 under the provisions of SFAS No. 133 had been previously designated in hedging relationships that addressed the variable cash flow exposure of forecasted transactions; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded an after-tax, cumulative-effect-type transition charge of $1.5 million to accumulated other comprehensive income related to these derivatives. Certain of the derivative instruments identified at January 1, 2001, under the provisions of SFAS No. 133 had been previously designated in hedging relationships that addressed the fair value of certain forward purchase and sale commitments; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded fair value adjustments to the subject derivatives and related commitments resulting in the recording of a net after-tax, cumulative-effect-type transition charge of $0.2 million to net income. The remaining derivatives identified at January 1, 2001 under the provisions of SFAS No. 133, consisting of certain forward purchases and sales, had not previously been considered derivatives under accounting principles generally accepted in the United States of America; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded an after-tax, cumulative-effect-type benefit of $13.8 million to net income related to these derivatives. The Company did not elect prospective hedge accounting for derivatives existing at the date of adoption of SFAS No. 133.

     Effective January 1, 2001, fair values of derivatives are recorded in other current assets or other current liabilities, as applicable, and changes in the fair value of derivatives not designated in hedging relationships are recorded in income. Effective January 1, 2001, the Company's policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater.

     Prior to January 1, 2001, gains or losses on contracts which qualified as hedges were recognized when the related inventory was sold or the hedged transaction was consummated. Changes in the market value of commodity derivatives which were not hedges were recorded as gains or losses in the period in which they occurred. Additionally, prior to January 1, 2001, premiums paid for purchased interest rate swap agreements were amortized to interest expense over the terms of the agreements. Unamortized premiums were included in other assets. The interest rate differentials received or paid by the Company related to these agreements were recognized as adjustments to interest expense over the term of the agreements.

     REFINERY MAINTENANCE - Costs of major refinery turnaround maintenance are charged to operations over the estimated period between turnarounds. Turnaround periods range approximately from one to seven years. Unamortized costs are included in other assets. Amortization of refinery turnaround costs is included in depreciation and amortization expense. Amortization was $75 million, $69 million, and $68 million for 2002, 2001, and 2000, respectively. Ordinary maintenance is expensed as incurred.

     The American Institute of Certified Public Accountants has issued a "Statement of Position" exposure draft on cost capitalization that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. The exposure draft indicates that this change will be required to be adopted for fiscal years beginning after June 15, 2003, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of income. Currently, the AICPA is discussing the future of this exposure draft with the FASB. The final accounting requirements and timing of required adoption are not known at this time. At December 31, 2002, the Company had included turnaround costs of $210 million in other assets. Company management has not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.

     ENVIRONMENTAL EXPENDITURES - Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value and are recorded without consideration of potential recoveries from third parties. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

     INCOME TAXES - The Company is included in the consolidated U.S. federal income tax return filed by PDV Holding, Inc., the direct parent of PDV America. The Company's current and deferred income tax expense has been computed on a stand-alone basis using an asset and liability approach.

     NEW ACCOUNTING STANDARDS - In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") which is fully effective in fiscal years beginning after December 15, 2001, although certain provisions of SFAS No. 142 are applicable to goodwill and other intangible assets acquired in transactions completed after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and requires that goodwill and intangibles with an indefinite life no longer be amortized but instead be periodically reviewed for impairment. The adoption of SFAS No. 142 did not materially impact the Company's financial position or results of operations.

     On January 1, 2003 the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No.
     143) which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. The Company has identified certain asset retirement obligations that are within the scope of the standard, including obligations imposed by certain state laws pertaining to closure and/or removal of storage tanks, contractual removal obligations included in certain easement and right-of-way agreements associated with the Company's pipeline operations, and contractual removal obligations relating to a refinery processing unit located within a third-party entity's facility. The Company cannot currently determine a reasonable estimate of the fair value of its asset retirement obligations due to the fact that the related assets have indeterminate useful lives which preclude development of assumptions about the potential timing of settlement dates. Such obligations will be recognized in the period in which sufficient information exists to estimate a range or potential settlement dates. Accordingly, the adoption of SFAS No. 143 did not impact the Company's financial position or results of operations.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively; therefore, the adoption of SFAS No. 144 did not impact the Company's financial position or results of operations.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations it has undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. (See Note 14.)

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 defines variable interest entities and how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. The interpretation requires certain minimum disclosures with respect to variable interest entities in which an enterprise holds significant variable interest but which it does not consolidate. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The Company has not determined the impact on its financial position or results of operations that may result from the application of FIN 46.

2.   RECENT DEVELOPMENTS

     CITGO's ultimate parent is PDVSA, the national oil company of the Bolivarian Republic of Venezuela and its largest supplier of crude oil. The Company has long-term crude oil supply agreements with PDVSA for a portion of the crude oil requirements for the Company's Lake Charles, Corpus Christi, Paulsboro and Savannah refineries.

     A nation-wide work stoppage by opponents of President Hugo Chavez began in Venezuela on December 2, 2002, and has disrupted most activity in that country, including the operations of PDVSA. A significant number of PDVSA's employees abandoned their jobs during the month of December. PDVSA also informed the Company that its production of crude oil and natural gas, as well as the export of crude oil and refined petroleum products, were severely affected by these events in December. Subsequently, the production and export of crude oil has been progressively increasing. PDVSA has reported that some employees are returning to work.

     The Company continues to be able to locate and purchase adequate crude oil, albeit at higher prices than under the contracts with PDVSA, to maintain normal operations at its refineries and to meet its refined products commitments to its customers. In December 2002, the Company received approximately 61 percent of the crude oil volumes that it received from PDVSA in December 2001. In January 2003, the Company received approximately 94 percent of the crude oil volumes that it received from PDVSA in January 2002. Historically, the Company purchased approximately 50 percent of its total crude oil requirements from PDVSA. At December 31, 2002, the Company had approximately $90 million in accounts payable related to crude oil deliveries from PDVSA for which CITGO had not received invoices. The reduction in supply from PDVSA and the purchase of crude oil from alternative sources has had the effect of increasing CITGO's crude oil cost and decreasing its gross margin and profit margin from what they would have been had the crude oil been purchased under its long-term crude oil supply contracts with PDVSA.

     The Company's liquidity has been adversely affected recently as a result of events directly and indirectly associated with the disruption in its Venezuelan crude oil supply from PDVSA. During this supply disruption, the Company has been successful in covering any shortfall with spot market purchases, but those purchases generally require payment fifteen days sooner than would be the case for comparable deliveries under its supply agreements with PDVSA. This shortening of the Company's payment cycle has increased its cash needs and reduced its liquidity. Also, a number of trade creditors have sought to tighten credit payment terms on purchases that the Company makes from them. That tightening, if adopted by all creditors, would increase the Company's cash needs and reduce its liquidity.

     In addition, all three major rating agencies lowered the Company's debt ratings based upon, among other things, concerns regarding the supply disruption. This downgrading caused a termination event under its existing accounts receivable sale facility, which ultimately led to the repurchase of $125 million in accounts receivable and cancellation of the facility on January 31, 2003. That facility had a maximum size of $225 million of which $125 million was used at the time of repurchase. The Company received a letter of commitment from another lender on February 6, 2003 to replace the cancelled facility. (See Note 6.)

     Additionally, effective following the debt rating downgrade, the Company's uncommitted, unsecured, short-term borrowing capacity is no longer available.

     Also, letter of credit providers for $76 million of the Company's outstanding letters of credit have indicated that they will not renew such letters of credit. These letters of credit support approximately $75 million of tax-exempt bond issues that were issued previously for the Company's benefit. The Company has an additional $231 million of letters of credit outstanding that back or support other bond issues that it has issued through governmental entities, which are subject to renewal during 2003. The Company has not received notice from the issuers of these additional letters of credit indicating an intention not to renew. The Company is working on replacing the letters of credit that will not be renewed with letters of credit issued under its revolving credit facilities. The Company is also considering arranging for the redemption of certain tax-exempt bonds and the issuance of new tax-exempt bonds that would not require letter of credit support.

     Operating cash flow represents a primary source for meeting the Company's liquidity requirements; however, the termination of its accounts receivable sale facility, the possibility of additional tightened payment terms and the possible need to replace non-renewing letters of credit has prompted the Company to examine alternative arrangements to supplement and improve its liquidity. CITGO management believes that the Company has adequate liquidity from existing sources to support its operations for the foreseeable future.

     The Company is currently preparing a bond offering of approximately $550 million. The Company currently expects to use the net proceeds for general corporate purposes. However, the Company may dividend up to $500 million of the net proceeds to PDV America to provide funds for the repayment of PDV America's 7 7/8% Senior notes due August 1, 2003 if permitted under the indenture governing the proposed notes to make such a dividend.

3.   REFINERY AGREEMENTS

     An affiliate of PDVSA acquired a 50 percent equity interest in a refinery in Chalmette, Louisiana ("Chalmette") in October 1997, and assigned to CITGO its option to purchase up to 50 percent of the refined products produced at the refinery through December 31, 2000 (Note 5). CITGO exercised this option during 2000, and acquired approximately 67 MBPD of refined products from the refinery, approximately one-half of which was gasoline. The affiliate did not assign this option to CITGO for 2001 or 2002.

     In October 1998, an affiliate of PDVSA acquired a 50 percent equity interest in a joint venture that owns and operates a refinery in St. Croix, U.S. Virgin Islands ("HOVENSA") and has the right under a product sales agreement to assign periodically to CITGO, or other related parties, its option to purchase 50 percent of the refined products produced by HOVENSA (less a certain portion of such products that HOVENSA will market directly in the local and Caribbean markets). In addition, under the product sales agreement, the PDVSA affiliate has appointed CITGO as its agent in designating which of its affiliates shall from time to time take deliveries of the refined products available to it. The product sales agreement will be in effect for the life of the joint venture, subject to termination events based on default or mutual agreement (Note 5). Pursuant to the above arrangement, CITGO acquired approximately 100 MBPD, 106 MBPD, and 125 MBPD of refined products from HOVENSA during 2002, 2001, and 2000, respectively, approximately one-half of which was gasoline.

4.   INVESTMENT IN LYONDELL-CITGO REFINING LP

     LYONDELL-CITGO Refining LP ("LYONDELL-CITGO") owns and operates a 265 MBPD refinery in Houston, Texas and is owned by subsidiaries of CITGO (41.25%) and Lyondell Chemical Company (58.75%) ("the Owners"). This refinery processes heavy crude oil supplied by

     PDVSA under a long-term supply contract that expires in 2017. CITGO purchases substantially all of the gasoline, diesel and jet fuel produced at the refinery under a long-term contract (Note 5).

     At various times since April 1998, PDVSA, pursuant to its contractual rights, declared force majeure and reduced deliveries of crude oil to LYONDELL-CITGO; this required LYONDELL-CITGO to obtain alternative sources of crude oil supply in replacement, which resulted in lower operating margins. Most recently, LYONDELL-CITGO received notice of force majeure from PDVSA in December 2002. Crude oil was purchased in the spot market to replace the volume not delivered under the contract during December 2002. By February 2003, crude oil deliveries had returned to contract volumes.

     As of December 31, 2002, CITGO has outstanding loans to LYONDELL-CITGO of $35 million. The notes bear interest at market rates, which were approximately 2.4 percent, 2.2 percent, and 6.9 percent at December 31, 2002, 2001 and 2000. Principal and interest are due in December 2004. Accordingly, these notes are included in other assets in the accompanying consolidated balance sheets.

     CITGO accounts for its investment in LYONDELL-CITGO using the equity method of accounting and records its share of the net earnings of LYONDELL-CITGO based on allocations of income agreed to by the Owners which differs from participation interests. Cash distributions are allocated to the Owners based on participation interest. Information on CITGO's investment in LYONDELL-CITGO follows:



                                                                   DECEMBER 31,
                                                    ----------------------------------------
                                                       2002           2001          2000
                                                                 (000'S OMITTED)
Carrying value of investment                        $  518,279     $  507,940     $  518,333
Notes receivable                                        35,278         35,278         35,278
Participation interest                                      41%            41%            41%
Equity in net income                                $   77,902     $   73,983     $   41,478
Cash distributions received                             88,663        116,177        100,972

Summary of LYONDELL-CITGO's financial position:
   Current assets                                   $  357,000     $  227,000     $  310,000
   Noncurrent assets                                 1,400,000      1,434,000      1,386,000
   Current liabilities:
     Debt                                                   --         50,000        470,000
     Distributions payable to partners                 181,000         29,000         16,000
     Other                                             333,000        298,000        381,000
   Noncurrent liabilities (including debt of
      $450,000 at December 31, 2002 and 2001
      and $-0- at December 31, 2000)                   840,000        776,000        321,000
   Partners' capital                                   403,000        508,000        508,000

Summary of operating results:
   Revenue                                          $3,392,000     $3,284,000     $4,075,000
   Gross profit                                        299,000        317,000        250,000
   Net income                                          213,000        203,000        128,000

     On December 11, 2002, LYONDELL-CITGO completed a refinancing of its working capital revolver and its term bank loan. The new term loan and working capital revolver will mature in June 2004.

5.   RELATED PARTY TRANSACTIONS

     The Company purchases approximately one-half of the crude oil processed in its refineries from subsidiaries of PDVSA under long-term supply agreements. These supply agreements extend through the year 2006 for the Lake Charles refinery, 2010 for the Paulsboro refinery, 2012 for the Corpus Christi refinery and 2013 for the Savannah refinery. The Company purchased $3.3 billion, $3.0 billion, and $3.2 billion of crude oil, feedstocks and other products from wholly owned subsidiaries of PDVSA in 2002, 2001, and 2000, respectively, under these and other purchase agreements.

     At various times since April 1998, PDVSA deliveries of crude oil to CITGO were less than contractual base volumes due to PDVSA's declaration of force majeure pursuant to all four long-term crude oil supply contracts described above. Under a force majeure declaration, PDVSA may reduce the amount of crude oil that it would otherwise be required to supply under these agreements. When PDVSA reduces its delivery of crude oil under these crude oil supply agreements, CITGO may obtain alternative sources of crude oil which may result in increased crude costs or increase its purchases of refined products. As a result, the Company was required to obtain alternative sources of crude oil. See Note 2 for a description of events that led to further disruptions of supplies in December 2002.

     During 2002, 2001 and 2000, PDVSA did not deliver naphtha pursuant to certain contracts and has made or will make contractually specified payments in lieu thereof.

     The crude oil supply contracts generally incorporate formula prices based on the market value of a number of refined products deemed to be produced from each particular crude oil, less (i) certain deemed refining costs adjustable for inflation; (ii) certain actual costs, including transportation charges, import duties and taxes; and (iii) a deemed margin, which varies according to the grade of crude oil. At December 31, 2002 and 2001, $262 million and $185 million, respectively, were included in payables to affiliates as a result of these transactions. At December 31, 2002, the Company had approximately $90 million in accounts payable related to crude oil deliveries from PDVSA for which CITGO had not received invoices.

     The Company also purchases refined products from various other affiliates including LYONDELL-CITGO, HOVENSA and Chalmette, under long-term contracts. These agreements incorporate various formula prices based on published market prices and other factors. Such purchases totaled $3.5 billion, $3.4 billion, and $5.3 billion for 2002, 2001, and 2000, respectively. At December 31, 2002 and 2001, $110 million and $73 million, respectively, were included in payables to affiliates as a result of these transactions.

     The Company had refined product, feedstock, and other product sales to affiliates, primarily at market-related prices, of $277 million, $248 million, and $205 million in 2002, 2001, and 2000, respectively. At December 31, 2002 and 2001, $94 million and $64 million, respectively, was included in due from affiliates as a result of these and related transactions.

     Under a separate guarantee of rent agreement, PDVSA has guaranteed payment of rent, stipulated loss value and terminating value due under the lease of the Corpus Christi refinery facilities described in Note 15. The Company has also guaranteed debt of certain affiliates (Note 14).

     In August 2002, three affiliates entered into agreements to advance excess cash to CITGO from time to time under demand notes for amounts of up to a maximum of $10 million with PDV Texas, Inc. ("PDV Texas"), $30 million with PDV America and $10 million with PDV Holding, Inc. ("PDV

     Holding"). The notes bear interest at rates equivalent to 30-day LIBOR plus .875% payable quarterly. Amounts outstanding on these notes at December 31, 2002 were $5 million, $30 million and $4 million from PDV Texas, PDV America and PDV Holding, respectively and are included in payables to affiliates in the accompanying consolidated balance sheet.

     The Company and PDV Holding are parties to a tax allocation agreement that is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. PDV Holding appointed CITGO as its agent to handle the payment of such liabilities on its behalf. As such, CITGO calculates the taxes due, allocates the payments among the members according to the agreement and bills each member accordingly. Each member records its amounts due or payable to CITGO in a related party payable account. At December 31, 2002 and 2001, CITGO had net related party receivables related to federal income taxes of $25 million and $23 million, respectively.

     Prior to the formation of PDV Holding as the common parent in the 1997 tax year, the Company and PDV America were parties to a tax allocation agreement. In 1998, $8 million due from CITGO to PDV America under this agreement for the 1997 tax year was classified as a noncash contribution of capital. In 1999, $11 million due from PDV America to CITGO under this agreement for the 1998 tax year was classified as a noncash dividend. Amendment No. 2 to the Tax Allocation Agreement was executed during 2000; this amendment eliminated the provisions of the agreement that provided for these noncash contribution and dividend classifications effective with the 1997 tax year. Consequently, the classifications made in the prior two years were reversed in 2000. In the event that CITGO should cease to be part of the consolidated federal income tax group, any amounts included in shareholder's equity under this agreement are required to be settled between the parties in cash (net $2 million payable to PDV America at December 31, 2002 and 2001).

     At December 31, 2002, CITGO has federal income taxes payable of $20 million included in other current liabilities. At December 31, 2001, CITGO had income tax prepayments of $76 million included in prepaid expenses.

6.   ACCOUNTS RECEIVABLE


                                                         2002           2001
                                                          (000'S OMITTED)
Trade                                                  $ 766,824      $ 718,319
Credit card                                              116,246        121,334
Other                                                     39,313         87,195
                                                       ---------      ---------
                                                         922,383        926,848
Allowance for uncollectible accounts                     (17,205)       (13,780)
                                                       ---------      ---------

                                                       $ 905,178      $ 913,068
                                                       =========      =========

     Sales are made on account, based on pre-approved unsecured credit terms established by CITGO management. The Company also has a proprietary credit card program which allows commercial customers to purchase fuel at CITGO branded outlets. Allowances for uncollectible accounts are established based on several factors that include, but are not limited to, analysis of specific customers, historical trends, current economic conditions and other information.

     The Company has a limited purpose consolidated subsidiary, CITGO Funding Corporation, which established a non-recourse agreement to sell trade accounts receivable to independent third parties. Under the terms of the agreement, new receivables were added to the pool as collections

     (administered by CITGO) reduced previously sold receivables. The amount sold at any one time under the trade accounts receivable sales agreement was limited to a maximum of $225 million (increased from $125 million through an amendment in April 2000).

     In January 2003, CITGO's debt rating was lowered based upon, among other things, concerns regarding the supply disruption of crude oil from Venezuela. This downgrade caused a termination event under the trade accounts receivable sales agreement, which ultimately led to the repurchase of $125 million in accounts receivable and cancellation of the facility on January 31, 2003.

     On February 6, 2003, the Company received a letter of commitment from another lender to replace the cancelled facility. Under the terms of the proposed agreement, new receivables will be added to the pool as collections (administered by CITGO) reduce previously sold receivables. The amount sold at any one time will be limited to a maximum of $200 million.

     Fees and expenses of $3.3 million, $7.6 million, and $16 million related to the agreements were recorded as other expense during the years ended December 31, 2002, 2001 and 2000, respectively. In 2000, the Company realized a gain of $5 million resulting from the reversal of the allowance for uncollectible accounts related to certain receivables sold.

7.   INVENTORIES



                                                          2002             2001

                                                           (000'S OMITTED)
Refined product                                        $  781,495     $  836,683
Crude oil                                                 221,422        193,319
Materials and supplies                                     87,998         79,344
                                                       ----------     ----------
                                                       $1,090,915     $1,109,346
                                                       ==========     ==========


     At December 31, 2002 and 2001, estimated net market values exceeded historical cost by approximately $572 million and $174 million, respectively.

     The reduction of hydrocarbon LIFO inventory quantities resulted in a liquidation of prior years' LIFO layers and decreased cost of goods sold by $29 million in 2002.

8.   PROPERTY, PLANT AND EQUIPMENT



                                                     2002              2001
                                                           (000'S OMITTED)
Land                                               $   138,156      $   137,927
Buildings and leaseholds                               431,899          470,465
Machinery and equipment                              4,532,889        3,951,191
Vehicles                                                24,597           23,866
Construction in process                                384,869          219,938
                                                   -----------      -----------
                                                     5,512,410        4,803,387
Accumulated depreciation and amortization           (1,762,244)      (1,510,918)
                                                   -----------      -----------

                                                   $ 3,750,166      $ 3,292,469
                                                   ===========      ===========

     Depreciation expense for 2002, 2001, and 2000 was $223 million, $220 million, and $222 million, respectively.

     Other income (expense) includes gains and losses on disposals and retirements of property, plant and equipment. Such net losses were approximately $5 million, $24 million, and $11 million in 2002, 2001, and 2000, respectively.

9.   INVESTMENTS IN AFFILIATES

     In addition to LYONDELL-CITGO, the Company's investments in affiliates consist of equity interests of 6.8 percent to 50 percent in joint interest pipelines and terminals, including a 15.79 percent interest in Colonial Pipeline Company; a 49.5 percent partnership interest in Nelson Industrial Steam Company ("NISCO"), which is a qualified cogeneration facility; a 49 percent partnership interest in Mount Vernon Phenol Plant; and a 25 percent interest in The Needle Coker Company. The carrying value of these investments exceeded the Company's equity in the underlying net assets by approximately $137.6 million and $139 million at December 31, 2002 and 2001, respectively.

     At December 31, 2002 and 2001, NISCO had a partnership deficit. CITGO's share of this deficit, as a general partner, was $34.0 million and $39.5 million at December 31, 2002 and 2001, respectively, which is included in other noncurrent liabilities in the accompanying consolidated balance sheets.

     Information on the Company's investments, including LYONDELL-CITGO, follows:


                                                                    DECEMBER 31,
                                                         -----------------------------------
                                                          2002          2001          2000
                                                                    (000'S OMITTED)
Company's investments in affiliates
   (excluding NISCO)                                     $716,469     $700,701     $712,560
Company's equity in net income of affiliates              101,326      108,915       58,728
Dividends and distributions received from affiliates      123,639      153,435      126,600

     Selected financial information provided by the affiliates is summarized as follows:


                                                                     DECEMBER 31,
                                                       ----------------------------------------
                                                          2002           2001         2000
                                                                   (000'S OMITTED)
Summary of financial position:
   Current assets                                      $  740,019     $  566,204     $  638,297
   Noncurrent assets                                    3,396,209      3,288,950      3,005,582
   Current liabilities (including debt of $52,417,
      $685,089 and $729,806 at December 31,
      2002, 2001, and 2000, respectively)                 846,623      1,240,391      1,336,989
   Noncurrent liabilities (including debt of
      $2,185,502, $1,460,196 and $1,274,069
      at December 31, 2002, 2001, and 2000,
      respectively)                                     2,863,505      2,082,573      1,874,465

Summary of operating results:
   Revenues                                            $4,906,397     $4,603,136     $5,221,382
   Gross profit                                           879,907        781,630        700,317
   Net income                                             449,779        397,501        325,489


10.  SHORT-TERM BANK LOANS

     As of December 31, 2002, the Company has established $90 million of uncommitted, unsecured, short-term borrowing facilities with various banks. Interest rates on these facilities are determined daily based upon the federal funds' interest rates, and maturity options vary up to 30 days. The weighted average interest rates actually incurred in 2002, 2001, and 2000 were 2.5 percent, 2.3 percent, and 6.4 percent, respectively. The Company had no borrowings outstanding under these facilities at December 31, 2002 and 2001.

     As of January 13, 2003, following a debt rating downgrade, this uncommitted, unsecured, short-term borrowing capacity is no longer available.

11.  LONG-TERM DEBT AND FINANCING ARRANGEMENTS



                                                                   2002              2001
                                                                       (000'S OMITTED)

Revolving bank loans                                             $   279,300      $   391,500

Senior Notes $200 million face amount, due 2006 with
   interest rate of 7.875%                                           199,898          199,867

Private Placement Senior Notes, due 2003 to 2006 with an
   interest rate of 9.30%                                             45,455           56,819

Master Shelf Agreement Senior Notes, due 2003 to
   2009 with interest rates from 7.17% to 8.94%                      235,000          260,000

Tax-Exempt Bonds, due 2004 to 2032 with variable
   and fixed interest rates                                          425,872          357,370

Taxable Bonds, due 2026 to 2028 with
   variable interest rates                                           115,000          146,000
                                                                 -----------      -----------

                                                                   1,300,525        1,411,556
Current portion of long-term debt                                   (190,664)        (107,864)
                                                                 -----------      -----------

                                                                 $ 1,109,861      $ 1,303,692
                                                                 ===========      ===========

     REVOLVING BANK LOANS - The Company's credit agreements with various banks consist of (i) a $260 million, three-year, revolving bank loan maturing in December 2005; (ii) a $260 million, 364-day, revolving bank loan maturing in December 2003; and (iii) a $25 million, 364-day, revolving bank loan maturing in May 2003, all of which are unsecured and have various interest rate options. Interest rates on the revolving bank loans ranged from 2.4 percent to 2.5 percent at December 31, 2002; $279 million was outstanding under these credit agreements at December 31, 2002.

     SHELF REGISTRATION - SENIOR NOTES - In April 1996, the Company filed a registration statement with the Securities and Exchange Commission relating to the shelf registration of $600 million of debt securities that may be offered and sold from time to time. In May 1996, the registration became effective and CITGO sold a tranche of debt securities with an aggregate offering price of $200 million. On October 28, 1997, the Company entered into a Selling Agency Agreement with Salomon Brothers Inc. and Chase Securities Inc. providing for the sale of up to an additional $235 million in aggregate principal amount of notes in tranches from time to time by the Company under the shelf registration. No amounts were sold under this agreement as of December 31, 2002.

     PRIVATE PLACEMENT - At December 31, 2002, the Company has outstanding approximately $45 million of privately placed, unsecured Senior Notes. Principal amounts are payable in annual installments in November and interest is payable semiannually in May and November.

     MASTER SHELF AGREEMENT - At December 31, 2002, the Company has outstanding $235 million of privately-placed senior notes under an unsecured Master Shelf Agreement with an insurance company. The notes have various fixed interest rates and maturities.

     COVENANTS - The various debt agreements above contain certain covenants that, depending upon the level of the Company's capitalization and earnings, could impose limitations on the Company's ability to pay dividends, incur additional debt, place liens on property, and sell fixed assets. The Company's debt instruments described above do not contain any covenants that trigger prepayment or increased costs as a result of a change in its debt ratings. The Company was in compliance with the debt covenants at December 31, 2002.

     TAX-EXEMPT BONDS - At December 31, 2002, through state entities, CITGO has outstanding $49.8 million of industrial development bonds for certain Lake Charles port facilities and pollution control equipment and $356.2 million of environmental revenue bonds to finance a portion of the Company's environmental facilities at its Lake Charles and Corpus Christi refineries and at the LYONDELL-CITGO refinery. The bonds bear interest at various fixed and floating rates, which ranged from 2.1 percent to 8.0 percent at December 31, 2002 and ranged from 2.5 percent to 6.0 percent at December 31, 2001. Additional credit support for the variable rate bonds is provided through letters of credit.

     PDVMR has issued $19.9 million of variable rate pollution control bonds, with interest currently paid monthly. The bonds have one payment at maturity in the year 2008 to retire the principal, and principal and interest payments are guaranteed by a $20.3 million letter of credit.

     TAXABLE BONDS - At December 31, 2002, through state entities, the Company has outstanding $115 million of taxable environmental revenue bonds to finance a portion of the Company's environmental facilities at its Lake Charles refinery and at the LYONDELL-CITGO refinery. Such bonds are secured by letters of credit and have floating interest rates (2.5 percent at December 31, 2002 and 3.1 percent at December 31, 2001). At the option of the Company and upon the occurrence of certain specified conditions, all or any portion of such taxable bonds may be converted to tax-exempt bonds. During 2002, 2001 and 2000, $31 million, $28 million and $0 of originally issued taxable bonds were converted to tax-exempt bonds.

     DEBT MATURITIES - Future maturities of long-term debt as of December 31, 2002, are: 2003 - $190.7 million, 2004 - $47.2 million, 2005 - $161.3 million, 2006 - $251.2 million, 2007 - $61.8 million and $588.3 million thereafter.

     INTEREST RATE SWAP AGREEMENTS - The Company has entered into the following interest rate swap agreements to reduce the impact of interest rate changes on its variable interest rate debt:


                                                                   NOTIONAL PRINCIPAL AMOUNT
                                                                -------------------------------
                             EXPIRATION             FIXED RATE       2002              2001
VARIABLE RATE INDEX             DATE                  PAID              (000'S OMITTED)

J.J. Kenny                 February 2005              5.30%     $      12,000     $      12,000
J.J. Kenny                 February 2006              5.27%            15,000            15,000
J.J. Kenny                 February 2007              5.49%            15,000            15,000
                                                                -------------     -------------

                                                                $      42,000     $      42,000
                                                                =============     =============

     Interest expense includes $0.6 million in 2000 related to the net settlements on these agreements. Effective January 1, 2001, changes in the fair value of these agreements are recorded in other income (expense). The fair value of these agreements at December 31, 2002, based on the estimated amount that CITGO would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was a loss of $3.5 million, the offset of which is recorded in the balance sheet caption other current liabilities.

12.  EMPLOYEE BENEFIT PLANS

     EMPLOYEE SAVINGS - CITGO sponsors three qualified defined contribution retirement and savings plans covering substantially all eligible salaried and hourly employees. Participants make voluntary contributions to the plans and CITGO makes contributions, including matching of employee contributions, based on plan provisions. CITGO expensed $23 million, $20 million and $17 million related to its contributions to these plans in 2002, 2001 and 2000, respectively.

     PENSION BENEFITS - CITGO sponsors three qualified noncontributory defined benefit pension plans, two covering eligible hourly employees and one covering eligible salaried employees. CITGO also sponsors three nonqualified defined benefit plans for certain eligible employees. The qualified plans' assets include corporate securities, shares in a fixed income mutual fund, two collective funds and a short-term investment fund. The nonqualified plans are not funded.

     CITGO's policy is to fund the qualified pension plans in accordance with applicable laws and regulations and not to exceed the tax deductible limits. The nonqualified plans are funded as necessary to pay retiree benefits. The plan benefits for each of the qualified pension plans are primarily based on an employee's years of plan service and compensation as defined by each plan.

     POSTRETIREMENT BENEFITS OTHER THAN PENSIONS - In addition to pension benefits, CITGO also provides certain health care and life insurance benefits for eligible salaried and hourly employees at retirement. These benefits are subject to deductibles, copayment provisions and other limitations and are primarily funded on a pay-as-you-go basis. CITGO reserves the right to change or to terminate the benefits at any time.

     The following sets forth the changes in benefit obligations and plan assets for the CITGO pension and postretirement plans for the years ended December 31, 2002 and 2001, and the funded status of such plans reconciled with amounts reported in the Company's consolidated balance sheets:




                                                      PENSION BENEFITS              OTHER BENEFITS
                                                   ------------------------      ------------------------
                                                     2002           2001           2002           2001
                                                        (000S OMITTED)               (000S OMITTED)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year            $ 336,917      $ 288,188      $ 260,696      $ 206,276
Service cost                                          17,171         15,680          7,191          5,754
Interest cost                                         24,007         21,798         18,603         15,708
Plan vesting changes                                      30             --             --             --
Actuarial loss                                        27,371         23,130         55,654         40,556
Benefits paid                                        (11,670)       (11,879)        (7,993)        (7,598)
                                                   ---------      ---------      ---------      ---------
Benefit obligation at end of year                    393,826        336,917        334,151        260,696
                                                   ---------      ---------      ---------      ---------

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year       263,953        272,889          1,115          1,053
Actual return on plan assets                         (20,666)       (10,185)            67             62
Employer contribution                                  9,182         13,128          7,993          7,598
Benefits paid                                        (11,670)       (11,879)        (7,993)        (7,598)
                                                   ---------      ---------      ---------      ---------

Fair value of plan assets at end of year             240,799        263,953          1,182          1,115
                                                   ---------      ---------      ---------      ---------

Funded status                                       (153,027)       (72,965)      (332,969)      (259,581)
Unrecognized net actuarial loss (gain)                69,184         (1,991)        75,206         30,840
Unrecognized prior service cost                        1,972          2,293             --             --
Net gain at date of adoption                            (207)          (475)            --             --
                                                   ---------      ---------      ---------      ---------

Net amount recognized                              $ (82,078)     $ (73,138)     $(257,763)     $(228,741)
                                                   =========      =========      =========      =========

Amounts recognized in the Company's
   consolidated balance sheets consist of:
   Accrued benefit liability                       $ (91,093)     $ (80,238)     $(257,763)     $(228,741)
   Intangible asset                                    2,308          3,035             --             --
   Accumulated other comprehensive income              6,707          4,065             --             --
                                                   ---------      ---------      ---------      ---------

Net amount recognized                              $ (82,078)     $ (73,138)     $(257,763)     $(228,741)
                                                   =========      =========      =========      =========



                                        PENSION BENEFITS        OTHER BENEFITS
                                        ----------------        --------------
                                         2002       2001       2002       2001

WEIGHTED-AVERAGE ASSUMPTIONS AS OF
DECEMBER 31:
   Discount rate                         6.75 %     7.25 %     6.75 %     7.25 %
   Expected return on plan assets        8.50 %     9.00 %     6.00 %     6.00 %
   Rate of compensation increase         5.00 %     5.00 %       --         --

     For measurement purposes, a 10 percent pre-65 and an 11 percent post-65 annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. These rates are assumed to decrease 1 percent per year to an ultimate level of 5 percent by 2008 for pre-65 and 2009 for post-65 participants, and to remain at that level thereafter.



                                                       PENSION BENEFITS                         OTHER BENEFITS
                                             -------------------------------------     ------------------------------------
                                               2002          2001          2000         2002           2001          2000
                                                        (000S OMITTED)                             (000S OMITTED)
Components of net periodic benefit cost:
   Service cost                              $ 17,171      $ 15,680      $ 15,533      $  7,191      $  5,754      $  5,769
   Interest cost                               24,007        21,798        19,680        18,603        15,708        14,392
   Expected return on plan assets             (23,668)      (24,165)      (24,397)          (67)          (63)          (59)
   Amortization of prior service cost             350           351           143            --            --            --
   Amortization of net gain at date
      of adoption                                (268)         (268)         (268)           --            --            --
   Recognized net actuarial gain                  530        (3,021)       (4,824)       11,288            --       (17,254)
                                             --------      --------      --------      --------      --------      --------

Net periodic benefit cost                    $ 18,122      $ 10,375      $  5,867      $ 37,015      $ 21,399      $  2,848
                                             ========      ========      ========      ========      ========      ========

One-time adjustment                          $     --      $     --      $  2,875      $     --      $     --      $     --
                                             ========      ========      ========      ========      ========      ========

     Actuarial gains (or losses) related to the postretirement benefit obligation are recognized as a component of net postretirement benefit cost by the amount the beginning of year unrecognized net gain (or loss) exceeds
     7.5 percent of the accumulated postretirement benefit obligation.

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $37.3 million, $32.7 million and $0, respectively, as of December 31, 2002, and $33.4 million, $29.3 million and $0, respectively, as of December 31, 2001.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:



                                                             1-PERCENTAGE-          1-PERCENTAGE-
                                                             POINT INCREASE         POINT DECREASE
                                                             --------------         --------------
                                                                       (000'S OMITTED)
Increase (decrease) in total of service and interest cost
  components                                                    $ 4,623                $ (3,679)

Increase (decrease) in postretirement benefit obligation         52,653                 (42,496)

     PDVMR PENSION PLANS - In connection with the creation of PDVMR, on May 1, 1997, PDVMR assumed the responsibility for a former partnership's pension plans, which include both a qualified and a nonqualified plan which were frozen at their current levels on April 30, 1997. The plans cover former employees of the partnership who were participants in the plans as of April 30, 1997. At December 31, 2002 and 2001, plan assets consisted of equity securities, bonds and cash.

     The following sets forth the changes in benefit obligations and plan assets for the CITGO pension and postretirement plans for the years ended December 31, 2002 and 2001, and the funded status of such plans reconciled with amounts reported in the Company's consolidated balance sheets:


                                                                                  2002          2001
                                                                                --------      --------
                                                                                     (000S OMITTED)
Change in benefit obligation:
   Benefit obligation at beginning of year                                      $ 53,590      $ 51,446
   Interest cost                                                                   3,873         3,934
   Actuarial loss (gain)                                                           1,079            (2)
   Benefits paid                                                                  (2,713)       (1,788)
                                                                                --------      --------

Benefit obligation at end of year                                                 55,829        53,590
                                                                                --------      --------

Change in plan assets:
   Fair value of plan assets at beginning of year                                 60,288        66,737
   Actual return on plan assets                                                   (7,886)       (4,661)
   Employer contribution                                                             106            --
   Benefits paid                                                                  (2,713)       (1,788)
                                                                                --------      --------

   Fair value of plan assets at end of year                                       49,795        60,288
                                                                                --------      --------

   Funded status                                                                  (6,033)        6,698
   Unrecognized net actuarial loss                                                21,676         6,091
                                                                                --------      --------

   Net amount recognized                                                        $ 15,643      $ 12,789
                                                                                ========      ========

Amounts recognized in the Company's consolidated balance sheets consist of:
   Prepaid Pension Cost                                                               --        13,179
   Accrued benefit liability                                                      (6,033)         (487)
   Accumulated other comprehensive income                                         21,676            97
                                                                                --------      --------

Net amount recognized                                                           $ 15,643      $ 12,789
                                                                                ========      ========


                                                                                  2002          2001
                                                                                --------      --------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
   Discount rate                                                                 6.75%          7.25%
   Expected return on plan assets                                                8.50%          9.50%



                                                2002         2001         2000
                                               -------      -------      -------

COMPONENTS OF NET PERIODIC BENEFIT CREDIT:
    Interest cost                              $ 3,873      $ 3,934      $ 3,823
    Expected return on plan assets              (6,625)      (6,421)      (6,123)
    Recognized net actuarial loss (gain)             4            3          (55)
                                               -------      -------      -------
Net periodic benefit credit                    $(2,748)     $(2,484)     $(2,355)
                                               =======      =======      =======


     The projected benefit obligation of the nonqualified plan (which equals the accumulated benefit obligation for this plan) was $380,000 as of December 31, 2002 and $487,000 as of December 31, 2001. The plan is unfunded.

13.  INCOME TAXES

     The provisions for income taxes are comprised of the following:



                                                2002         2001         2000
                                                       (000'S OMITTED)
Current:
   Federal                                    $ 47,087     $ 84,960     $125,068
   State                                           751        5,686        4,614
   Foreign                                         222           --           --
                                              --------     --------     --------
                                                48,060       90,646      129,682
Deferred                                        47,813      115,576       52,945
                                              --------     --------     --------

                                              $ 95,873     $206,222     $182,627
                                              ========     ========     ========

     The federal statutory tax rate differs from the effective tax rate due to the following:



                                                    2002        2001       2000
Federal statutory tax rate                          35.0%       35.0%      35.0%
State taxes, net of federal benefit                  2.4%        0.9%       1.6%
Dividend exclusions                                 (3.0)%      (1.2)%     (1.3)%
Other                                                0.4%       (0.2)%      1.6%
                                                    ----        ----       ----
Effective tax rate                                  34.8%       34.5%      36.9%
                                                    ====        ====       ====

     Deferred income taxes reflect the net tax effects of (i) temporary differences between the financial and tax bases of assets and liabilities, and (ii) loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax liability as of December 31, 2002 and 2001 are as follows:


                                                                          2002           2001
                                                                             (000'S omitted)
Deferred tax liabilities:
   Property, plant and equipment                                        $  754,990     $  710,131
   Inventories                                                              81,912         93,459
   Investments in affiliates                                               173,603        173,724
   Other                                                                    95,886         58,170
                                                                        ----------     ----------
                                                                         1,106,391      1,035,484
                                                                        ----------     ----------
Deferred tax assets:
   Postretirement benefit obligations                                       99,234         88,049
   Employee benefit accruals                                                58,002         57,243
   Alternative minimum tax credit carryforwards                             64,687         59,929
   Net operating loss carryforwards                                         25,997          1,602
   Marketing and promotional accruals                                        4,815          4,989
   Other                                                                    48,275         51,970
                                                                        ----------     ----------
                                                                           301,010        263,782
                                                                        ----------     ----------

Net deferred tax liability (of which $29,499 is included in current assets at December 31, 2002 and $4,365 is included in current
    liabilities at December 31, 2001.)                                  $  805,381     $  771,702
                                                                        ==========     ==========

     The Company's alternative minimum tax credit carryforwards are available to offset regular federal income taxes in future years without expiration, subject to certain alternative minimum tax limitations.

14.  COMMITMENTS AND CONTINGENCIES

     LITIGATION AND INJURY CLAIMS - Various lawsuits and claims arising in the ordinary course of business are pending against the Company. The Company records accruals for potential losses when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to the Company, and in amounts greater than the Company's accruals, then such determinations could have a material adverse effect on the Company's results of operations in a given reporting period. The most significant lawsuits and claims are discussed below.

     A class action lawsuit brought by four former marketers of the UNO-VEN Company ("UNO-VEN") in U.S. District Court in Wisconsin against UNO-VEN alleging improper termination of the UNO-VEN Marketer Sales Agreement under the Petroleum Marketing Practices Act in connection with PDVMR's 1997 acquisition of Unocal's interest in UNO-VEN has resulted in the judge granting the Company's motion for summary judgment. The plaintiffs appealed the summary judgment and the Seventh Circuit of the U.S. Court of Appeals has affirmed the judgment. The time for an appeal to the U.S. Supreme court has expired, and therefore, this action is concluded.

     The Company has settled a lawsuit against PDVMR and CITGO in Illinois state court which claimed damages as a result of PDVMR invoicing a partnership in which it is a partner, and an affiliate of the other partner of the partnership, allegedly excessive charges for electricity by these entities' facilities located adjacent to the Lemont, Illinois refinery. The electricity supplier to the refinery is seeking recovery from the Company of alleged underpayments for electricity. The Company has denied all allegations and is pursuing its defenses.

     In May 1997, a fire occurred at CITGO's Corpus Christi refinery. Approximately seventeen related lawsuits were filed in federal and state courts in Corpus Christi, Texas against CITGO on behalf of approximately 9,000 individuals alleging property damages, personal injury and punitive damages. In September 2002, CITGO reached an agreement to settle substantially all of the claims related to this incident for an amount that did not have a material financial impact on the Company.

     In September 2002, a state District Court in Corpus Christi, Texas has ordered CITGO to pay property owners and their attorneys approximately $6 million based on alleged settlement of class action property damage claims as a result of alleged air, soil and groundwater contamination from emissions released from CITGO's Corpus Christi, Texas refinery. CITGO has appealed the ruling to Texas Court of Appeals.

     Litigation is pending in federal court in Lake Charles, Louisiana against CITGO by a number of current and former refinery employees and applicants asserting claims of racial discrimination in connection with CITGO's employment practices. A trial involving two plaintiffs resulted in verdicts for the Company. The Court granted the Company summary judgment with respect to another group of plaintiffs' claims, which rulings were appealed and affirmed by the Fifth Circuit Court of Appeals. Trials of the remaining cases are set to begin in December 2003. The Company does not expect that the ultimate resolution of these cases will have an adverse material effect on its financial condition or results of operations.

     CITGO is among refinery defendants to state and federal lawsuits in New York and state actions in Illinois and California alleging contamination of water supplies by methyl tertiary butyl ether ("MTBE"), a component of gasoline. Plaintiffs claim that MTBE is a defective product and that refiners failed to adequately warn customers and the public about risks associated with the use of MTBE in gasoline. These actions allege that MTBE poses public health risks and seek testing, damages and remediation of the alleged contamination. Plaintiffs filed putative class action lawsuits in federal courts in Illinois, California, Florida and New York. CITGO was named as a defendant in all but the California case. The federal cases were all consolidated in a Multidistrict Litigation case in the United States District Court for the Southern District of New York ("MDL 1358"). In July 2002, the court in the MDL case denied plaintiffs' motion for class certification. The Company does not expect that the resolution of the MDL and California lawsuits will have a material impact on CITGO's financial condition or results of operations. In August 2002, a New York state court judge handling two separate but related individual MTBE lawsuits dismissed plaintiffs' product liability claims, leaving only traditional nuisance and trespass claims for leakage from underground storage tanks at gasoline stations near plaintiffs' water wells. Subsequently, a putative class action involving the same leaking underground storage tanks has been filed. CITGO anticipates filing a motion to dismiss the product liability claims and will also oppose class certification. Also, in late October 2002, The County of Suffolk, New York, and the Suffolk County Water Authority filed suit in state court, claiming MTBE contamination of that county's water supply. The judge in the Illinois state court action is expected to hear plaintiffs' motion for class certification in that case sometime within the next year.

     In August 1999, the U.S. Department of Commerce rejected a petition filed by a group of independent oil producers to apply antidumping measures and countervailing duties against imports of crude oil from Venezuela, Iraq, Mexico and Saudi Arabia. The petitioners appealed this decision before the U.S. Court of International Trade based in New York, where the matter is still pending. On September 19, 2000, the Court of International Trade remanded the case to the Department of Commerce with instructions to reconsider its August 1999 decision. The Department of Commerce was required to make a revised decision as to whether or not to initiate an investigation within 60 days. The Department of Commerce appealed to the U.S. Court of Appeals for the Federal Circuit, which dismissed the appeal as premature on July 31, 2001. The Department of Commerce issued its revised decision, which again rejected the petition, in August 2001. The revised decision was affirmed by the Court of International Trade at December 17, 2002. The independent oil producers may or may not appeal the Court of International Trade's decision.

     Approximately 140 lawsuits are currently pending against the Company in state and federal courts, primarily in Louisiana and Texas. The cases were brought by former employees and contractor employees seeking damages for asbestos related illnesses allegedly resulting from exposure at refineries owned or operated by the Company in Lake Charles, Louisiana and Corpus Christi, Texas. In many of these cases, there are multiple defendants. In some cases, the Company is indemnified by or has the right to seek indemnification for losses and expense that it may incur from prior owners of the refineries or employers of the claimants. The Company does not believe that the resolution of the cases will have an adverse material effect on its financial condition or results of operations.

     ENVIRONMENTAL COMPLIANCE AND REMEDIATION - The U.S. refining industry is required to comply with increasingly stringent product specifications under the 1990 Clean Air Act Amendments for reformulated gasoline and low sulphur gasoline and diesel fuel that have necessitated additional capital and operating expenditures. Also, regulatory interpretations by the U.S. EPA regarding "modifications" to refinery equipment under the New Source Review ("NSR"), provisions of the Clean Air Act have created uncertainty about the extent to which additional capital and operating expenditures will be required and administrative penalties imposed. In addition to the Clean Air Act, CITGO is subject to various other federal, state and local environmental laws and regulations which may require CITGO to take additional compliance actions and also actions to remediate the effects on the environment of prior disposal or release of petroleum, hazardous substances and other waste and/or pay for natural resource damages. Maintaining compliance with environmental laws and regulations could require significant capital expenditures and additional operating costs. Also, numerous other factors affect the Company's plans with respect to environmental compliance and related expenditures.

     CITGO's accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. CITGO believes the amounts provided in its consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, there can be no assurance that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse affect on its consolidated results of operations, financial condition and cash flows.

     In 1992, the Company reached an agreement with the Louisiana Department of Environmental Quality ("LDEQ") to cease usage of certain surface impoundments at the Lake Charles refinery by 1994. A mutually acceptable closure plan was filed with the LDEQ in 1993. The Company and its former owner are participating in the closure and sharing the related costs based on estimated contributions of waste and ownership periods. The remediation commenced in December 1993. In 1997, the Company presented a proposal to the LDEQ revising the 1993 closure plan. In 1998 and 2000, the Company submitted further revisions as requested by the LDEQ. The LDEQ issued an administrative order in June 2002 that addressed the requirements and schedule for proceeding to develop and implement the corrective action or closure plan for these surface impoundments and related waste units. Compliance with the terms of the administrative order has begun.

     The Texas Commission on Environmental Quality ("TCEQ") conducted a multi-media investigation of the Corpus Christi Refinery during the second quarter of 2002 and has issued a Notice of Enforcement to the Company which identifies approximately 35 items of alleged violations of Texas environmental regulations. The Company anticipates that penalties will be proposed with respect to these matters, but no amounts have yet been specified.

     In June 1999, CITGO and numerous other industrial companies received notice from the U.S. EPA that the U.S. EPA believes these companies have contributed to contamination in the Calcasieu Estuary, in the proximity of Lake Charles, Calcasieu Parish, Louisiana and are Potentially Responsible Parties ("PRPs") under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). The U.S. EPA made a demand for payment of its past investigation costs from CITGO and other PRPs and is conducting a Remedial Investigation/Feasibility Study ("RI/FS") under its CERCLA authority. CITGO and other PRPs may be potentially responsible for the costs of the RI/FS, subsequent remedial actions and natural resource damages. CITGO disagrees with the U.S. EPA's allegations and intends to contest this matter.

     In January and July 2001, CITGO received Notices of Violation ("NOVs") from the U.S. EPA alleging violations of the Federal Clean Air Act. The NOVs are an outgrowth of an industry-wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries and electric utilities modified air emission sources without obtaining permits or installing new control equipment under the New Source Review provisions of the Clean Air Act. The NOVs followed inspections and formal Information Requests regarding the Company's Lake Charles, Louisiana and Corpus Christi, Texas refineries and the Lemont, Illinois refinery. Since mid-2002, CITGO has been engaged in settlement negotiations with the U.S. EPA. The settlement negotiations have focused on different levels of air pollutant emission reductions and the merits of various types of control equipment to achieve those reductions. No settlement agreement, or agreement in principal, has been reached. Based primarily on the costs of control equipment reported by the U.S. EPA and other petroleum companies and the types and number of emission control devices that have been agreed to in previous petroleum companies' NSR settlement with the U.S. EPA, CITGO estimates that the capital costs of a settlement with the U.S. EPA could range from $130 million to $200 million. Any such capital costs would be incurred over a period of years, anticipated to be from 2003 to 2008. Also, this cost estimate range, while based on current information and judgment, is dependent on a number of subjective factors, including the types of control devices installed, the emission limitations set for the units the year the technology may be installed, and possible future operational changes. CITGO also may be subject to possible penalties. If settlement discussions fail, CITGO is prepared to contest the NOVs. If CITGO is found to have violated the provisions cited in the NOVs CITGO estimates the capital expenditures or penalties that might result could range up to $290 million to be incurred over a period of years if a court makes a number of legal interpretations that are adverse to CITGO.

     In June 1999, an NOV was issued by the U.S. EPA alleging violations of the National Emission Standards for Hazardous Air Pollutants regulations covering benzene emissions from wastewater treatment operations at the Lemont, Illinois refinery operated by CITGO. CITGO is in settlement discussions with the U.S. EPA. The Company believes this matter will be consolidated with the matters described in the previous paragraph.

     In June 2002, a Consolidated Compliance Order and Notice of Potential Penalty was issued by the LDEQ alleging violations of the Louisiana air quality regulations at the Lake Charles, Louisiana refinery. CITGO is in settlement discussions with the LDEQ.

     Various regulatory authorities have the right to conduct, and from time to time do conduct, environmental compliance audits of the Company's and its subsidiaries' facilities and operations. Those audits have the potential to reveal matters that those authorities believe represent non-compliance in one or more respects with regulatory requirements and for which those authorities may seek corrective actions and/or penalties in an administrative or judicial proceeding. Other than matters described above, based upon current information, the Company is not aware that any such audits or their findings have resulted in the filing of such a proceeding or is the subject of a threatened filing with respect to such a proceeding, nor does the Company believe that any such audit or their findings will have a material adverse effect on its future business and operating results.

     Conditions which require additional expenditures may exist with respect to various Company sites including, but not limited to, CITGO's operating refinery complexes, former refinery sites, service stations and crude oil and petroleum product storage terminals. The amount of such future expenditures, if any, is indeterminable.

     Increasingly stringent environmental regulatory provisions and obligations periodically require additional capital expenditures. During 2002, CITGO spent approximately $148 million for environmental and regulatory capital improvements in its operations. Management currently estimates that CITGO will spend approximately $1.3 billion for environmental and regulatory capital projects over the five-year period 2003-2007. These estimates may vary due to a variety of factors.

     SUPPLY AGREEMENTS - The Company purchases the crude oil processed at its refineries and also purchases refined products to supplement the production from its refineries to meet marketing demands and resolve logistical issues. In addition to supply agreements with various affiliates (Notes 3 and 5), the Company has various other crude oil, refined product and feedstock purchase agreements with unaffiliated entities with terms ranging from monthly to annual renewal. The Company believes these sources of supply are reliable and adequate for its current requirements.

     THROUGHPUT AGREEMENTS - The Company has throughput agreements with certain pipeline affiliates (Note 9). These throughput agreements may be used to secure obligations of the pipeline affiliates. Under these agreements, the Company may be required to provide its pipeline affiliates with additional funds through advances against future charges for the shipping of petroleum products. The Company currently ships on these pipelines and has not been required to advance funds in the past. At December 31, 2002, the Company has no fixed and determinable, unconditional purchase obligations under these agreements.

     COMMODITY DERIVATIVE ACTIVITY - As of December 31, 2002 the Company's petroleum commodity derivatives included exchange traded futures contracts, forward purchase and sale contracts, exchange traded and over-the-counter options, and over-the-counter swaps. At December 31, 2002, the balance sheet captions other current assets and other current liabilities include $29.5 million and $32.9 million, respectively, related to the fair values of open commodity derivatives.

     GUARANTEES - As of December 31, 2002, the Company has guaranteed the debt of others in a variety of circumstances including letters of credit issued for an affiliate, bank debt of an affiliate, bank debt of an equity investment, bank debt of customers and customer debt related to the acquisition of marketing equipment as shown in the following table:




                                                                      (000s OMITTED)
Letters of credit                                                        $50,740

Bank debt
        Affiliate                                                         10,000
        Equity investment                                                  5,500
        Customers                                                          4,471

Financing debt of customers
        Equipment acquisition                                              2,766
                                                                         -------

        Total                                                            $73,477
                                                                         =======


     In each case, if the debtor fails to meet its obligation, CITGO would be obligated to make the required payment. The guarantees related to letters of credit, affiliate's bank debt and equity investment bank debt expire in 2003. The guarantees related to customer bank debt expire between 2004 and 2009. The guarantees related to financing debt associated with equipment acquisition by customers expire between 2003 and 2007. The Company has not recorded any amounts on the Company's balance sheet relating to these guarantees.

     In the event of debtor default on the letters of credit, CITGO has been indemnified by PDV Holding, Inc., the direct parent of PDV America. In the event of debtor default on the affiliate's and equity investment bank debt, CITGO has no recourse. In the event of debtor default on customer bank debt, CITGO generally has recourse to personal guarantees from principals or liens on property, except in one case, in which the guaranteed amount is $170 thousand, CITGO has no recourse. In the event of debtor default on financing debt incurred by customers, CITGO would receive an interest in the equipment being financed after making the guaranteed debt payment.

     CITGO has granted indemnities to the buyers in connection with past sales of product terminal facilities. These indemnities provide that CITGO will accept responsibility for claims arising from the period in which CITGO owned the facilities. Due to the uncertainties in this situation, the Company is not able to estimate a liability relating to these indemnities.

     The Company has not recorded a liability on its balance sheet relating to product warranties because historically, product warranty claims have not been significant.

     OTHER CREDIT AND OFF-BALANCE SHEET RISK INFORMATION AS OF DECEMBER 31, 2002
     - The Company has outstanding letters of credit totaling approximately $451 million, which includes $428 million related to CITGO's tax-exempt and taxable revenue bonds and $20.3 million related to PDVMR's pollution control bonds (Note 11).

     The Company has also acquired surety bonds totaling $71 million primarily due to requirements of various government entities. The Company does not expect liabilities to be incurred related to such guarantees, letters of credit or surety bonds.

     Neither the Company nor the counterparties are required to collateralize their obligations under interest rate swaps or over-the-counter derivative commodity agreements. The Company is exposed to credit loss in the event of nonperformance by the counterparties to these agreements. The Company does not anticipate nonperformance by the counterparties, which consist primarily of major financial institutions.

     Management considers the credit risk to the Company related to its commodity and interest rate derivatives to be insignificant during the periods presented.

15.  LEASES

     The Company leases certain of its Corpus Christi refinery facilities under a capital lease. The basic term of the lease expires on January 1, 2004; however, the Company may renew the lease until January 31, 2011, the date of its option to purchase the facilities for a nominal amount. Capitalized costs included in property, plant and equipment related to the leased assets were approximately $209 million at December 31, 2002 and 2001. Accumulated amortization related to the leased assets was approximately $134 million and $126 million at December 31, 2002 and 2001, respectively. Amortization is included in depreciation expense.

     The Company also has various noncancelable operating leases, primarily for product storage facilities, office space, computer equipment, vessels and vehicles. Rent expense on all operating leases totaled $102 million in 2002, $77 million in 2001, and $63 million in 2000. Future minimum lease payments for the capital lease and noncancelable operating leases are as follows:


                                             CAPITAL              OPERATING
                                              LEASE                LEASES           TOTAL
YEAR                                                           (000'S OMITTED)
2003                                         $ 27,375             $105,580        $132,955
2004                                            5,000               64,296          69,296
2005                                            5,000               37,171          42,171
2006                                            5,000               21,038          26,038
2007                                            5,000               14,393          19,393
Thereafter                                     16,000               12,659          28,659
                                             --------             --------        --------

Total minimum lease payments                   63,375             $255,137        $318,512
                                                                  ========        ========
Amount representing interest                   16,411
                                             --------
Present value of minimum lease payments        46,964
Current portion                               (22,713)
                                             --------

                                             $ 24,251
                                             ========

16.  FAIR VALUE INFORMATION

     The following estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The carrying amounts of cash equivalents approximate fair values. The carrying amounts and estimated fair values of the Company's other financial instruments are as follows:


                                                 2002                               2001
                                     ----------------------------      ----------------------------
                                       CARRYING          FAIR            CARRYING              FAIR
                                        AMOUNT          VALUE             AMOUNT              VALUE
                                           (000'S OMITTED)                      (000'S OMITTED)
LIABILITIES:
   Long-term debt                    $ 1,300,524      $ 1,285,795      $ 1,411,556      $ 1,423,388

DERIVATIVE AND OFF-BALANCE
   SHEET FINANCIAL INSTRUMENTS -
   UNREALIZED LOSSES:
   Interest rate swap agreements          (3,450)          (3,450)          (2,816)          (2,816)
   Guarantees of debt                         --           (2,012)              --           (1,470)
   Letters of credit                          --           (6,548)              --           (5,903)
   Surety bonds                               --             (303)              --             (292)

     At February 11, 2003, using current rates, the estimated fair values of guarantees of debt and letters of credit are approximately $4.2 million and $13.5 million, respectively.

     SHORT-TERM BANK LOANS AND LONG-TERM DEBT - The fair value of short-term bank loans and long-term debt is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

     INTEREST RATE SWAP AGREEMENTS - The fair value of these agreements is based on the estimated amount that the Company would receive or pay to terminate the agreements at the reporting dates, taking into account current interest rates and the current creditworthiness of the counterparties.

     GUARANTEES, LETTERS OF CREDIT AND SURETY BONDS - The estimated fair value of contingent guarantees of third-party debt, letters of credit and surety bonds is based on fees currently charged for similar one-year agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting dates.

     The fair value estimates presented herein are based on pertinent information available to management as of the reporting dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

17.  CHANGE IN REPORTING ENTITY

     On January 1, 2002, PDV America, the parent company of CITGO, made a contribution to the capital of CITGO of all of the common stock of PDV America's wholly owned subsidiary, VPHI. No additional shares of the capital stock of CITGO were issued in connection with the contribution. The principal asset of VPHI is a petroleum refinery owned by its wholly owned subsidiary, PDVMR, located in Lemont, Illinois. CITGO has operated this refinery and purchased substantially all of its primary output, consisting of transportation fuels and petrochemicals, since 1997.

     Effective January 1, 2002, the accounts of VPHI were included in the consolidated financial statements of CITGO at the historical carrying value of PDV America's investment in VPHI. CITGO recorded the effects of this transaction in a manner similar to pooling-of-interests accounting; accordingly the accompanying financial statements and notes thereto have been restated to present the Company's consolidated financial position as of December 31, 2001 and results of operations for the years ended December 31, 2001 and 2000 as if the transaction had occurred on January 1, 2000. All significant intercompany transactions, balances and profits were eliminated; no other adjustments to previously reported results of operations of either entity were necessary in preparation of the restated financial statements.

     The following presents the separate results of operations for CITGO and VPHI for the years ended December 31, 2001 and 2000:


                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                             2001         2000
                                                               (000'S OMITTED)

CITGO net income as previously reported                    $317,024     $231,984
Effect of VPHI                                               88,160       80,026
                                                           --------     --------
Net income restated                                        $405,184     $312,010
                                                           ========     ========


     The restated results of operations do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 2000, or of future results of operations of the combined entities.

18.  INSURANCE RECOVERIES

     On August 14, 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. A new crude unit was operational at the end of May 2002.

     On September 21, 2001, a fire occurred at the hydrocracker unit of the Lake Charles refinery. The hydrocracker unit was damaged and operations at other processing units were temporarily affected. Operation of the other refinery units returned to normal on October 16, 2001. Operations at the hydrocracker resumed on November 22, 2001.

     The Company recognizes property damage insurance recoveries in excess of the amount of recorded losses and related expenses, and business interruption insurance recoveries when such amounts are realized. During the years ended December 31, 2002 and 2001, the Company recorded $407 million and $52 million, respectively, of insurance recoveries related to these fires. Additionally, during 2001, the Company recorded in other income (expense), property losses and related expenses totaling $54.3 million related to these fires. The Company received cash proceeds of $442 million and $29 million during the years ended December 31, 2002 and 2001. The Company expects to recover additional amounts related to the Lemont refinery event subject to final settlement negotiations.

                                     ******